Exhibit 4.4

CNH EQUIPMENT TRUST 2009-C

PURCHASE AGREEMENT

between

CNH CAPITAL AMERICA LLC

and

CNH CAPITAL RECEIVABLES LLC

Dated as of October 1, 2009

i

Section 6.15.	Severability	16
Section 6.16.	Information Requests	16

EXHIBITS

EXHIBIT A                                                                  Form of CNHCA Assignment

SCHEDULES

SCHEDULE P                                                     Perfection Representation and Warranties

ii

PURCHASE AGREEMENT (as amended or supplemented from time to time, this “Agreement”) dated as of October 1, 2009, between CNH CAPITAL AMERICA LLC, a Delaware limited liability company (“CNHCA”), and CNH CAPITAL RECEIVABLES LLC, a Delaware limited liability company (“CNHCR”).

RECITALS

WHEREAS, CNHCA and CNHCR wish to set forth the terms pursuant to which:  Contracts having an aggregate Contract Value of approximately $282,002,065.12 and identified on Schedule A to the CNHCA Assignment (the “Purchased Contracts”) as of the Cutoff Date are to be sold by CNHCA to CNHCR on the date hereof; and

WHEREAS, CNHCR, as of the Cutoff Date, owned Contracts previously purchased from CNHCA pursuant to an Amended and Restated Receivables Purchase Agreement dated as of December 15, 2000 (as amended from time to time, the “Liquidity Receivables Purchase Agreement”) between CNHCA and CNHCR, having an aggregate Contract Value of approximately $542,819,645.25 and identified on Schedule A to the Assignment (the “Owned Contracts”, and together with the Purchased Contracts, the “Receivables”); and

WHEREAS, the Receivables will be transferred by CNHCR, pursuant to the Sale and Servicing Agreement, to CNH Equipment Trust 2009-C (the “Trust”), which Trust will issue Certificates representing non-assessable, fully paid, undivided beneficial interests in, and Notes collateralized by, the Receivables and the other property of the Trust; and

WHEREAS, CNHCA and CNHCR wish to set forth herein certain representations, warranties, covenants and indemnities of CNHCA with respect to the Receivables for the benefit of CNHCR, the Trust, the Noteholders and the Certificateholders.

NOW, THEREFORE, in consideration of the foregoing, other good and valuable consideration and the mutual terms and covenants contained herein the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1.                                                                Definitions.  Capitalized terms used herein and not otherwise defined herein are defined in Appendix A to the Indenture dated as of the date hereof between CNH Equipment Trust 2009-C and The Bank of New York Mellon Trust Company, N.A., as Indenture Trustee.

Section 1.2.                                                                Other Definitional Provisions.

(a)                                  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b)                                 As used in this Agreement and in any certificate or other document made or delivered pursuant hereto, accounting terms not defined in this Agreement or in any such certificate or other document, and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles as in effect on the date hereof.  To the extent that the definitions of accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under generally accepted accounting principles, the definitions contained in this Agreement or in any such certificate or other document shall control.

(c)                                  The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; Section, Schedule and Exhibit references contained in this Agreement are references to Sections, Schedules and Exhibits in or to this Agreement unless otherwise specified; and the term “including” shall mean “including, without limitation,”.

(d)                                 The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

(e)                                  References to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation.

(f)                                    References to any agreement refer to that agreement as from time to time amended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms.

(g)                                 References to any Person include that Person’s successors and assigns.

ARTICLE II

CONVEYANCE OF RECEIVABLES

Section 2.1.                                                                Conveyance of Purchased Contracts.  In consideration of CNHCR’s payment of $282,002,065.12 (the “Purchase Price”) in the manner set out in Section 2.5(a), and the other consideration (including the terms and covenants) contained herein, CNHCA does hereby sell, transfer, assign, set over and otherwise convey to CNHCR, without recourse (subject to the obligations herein), all of its right, title, interest in, to and under (collectively, the “CNHCA Assets”):

(i)                                     the Purchased Contracts and the Owned Contracts, including all documents constituting chattel paper included therewith, and all obligations of the Obligors thereunder, including all monies paid thereunder on or after the Cutoff Date;

(ii)                                  the security interests in the Financed Equipment granted by Obligors pursuant to the Purchased Contracts and the Owned Contracts and any other interest of CNHCA in such Financed Equipment;

(iii)                               any proceeds with respect to the Purchased Contracts and the Owned Contracts from claims on insurance policies covering Financed Equipment or Obligors (to the extent not used to purchase Substitute Equipment);

(iv)                              any proceeds from recourse to Dealers with respect to the Purchased Contracts and the Owned Contracts;

(v)                                 any Financed Equipment that shall have secured the Purchased Contracts and the Owned Contracts and that shall have been acquired by or on behalf of CNHCR; and

(vi)                              the proceeds of any and all of the foregoing.

Insofar as the grant above relates to Owned Contracts and related property, it is made for administrative convenience and is not intended to derogate from the prior conveyance of the Owned Contracts and related property pursuant to the Liquidity Receivables Purchase Agreement.

Section 2.2.                                                                [Reserved]

Section 2.3.                                                                Intention of the Parties.  The parties to this Agreement intend that the transactions contemplated hereby shall be, and shall be treated as, a purchase by CNHCR and a sale by CNHCA of the Purchased Contracts and not as a lending transaction, such that in the event of a filing of a petition for relief by or against CNHCA under the Bankruptcy Code, (i) such Purchased Contracts would not be property of CNHCA’s bankruptcy estate under Section 541 of the Bankruptcy Code, (ii) the bankruptcy court would not compel the turnover of such Purchased Contracts or collections thereon by CNHCR to CNHCA under Section 542 of the Bankruptcy Code, and (iii) the bankruptcy court would determine that payments on such Purchased Contracts not in the possession of CNHCA would not be subject to the automatic stay provisions of Section 362(a) of the Bankruptcy Code imposed upon the commencement of CNHCA’s bankruptcy case.  The foregoing sale, assignment, transfer and conveyance does not constitute, and is not intended to result in a creation or assumption by CNHCR of, any obligation or liability with respect to any Purchased Contract, nor shall CNHCR be obligated to perform or otherwise be responsible for any obligation of CNHCA or any other Person in connection with the Purchased Contracts or under any agreement or instrument relating thereto, including any contract or any other obligation to any Obligor.  If (but only to the extent that) the transfer of the Assets hereunder is characterized by a court or other governmental authority as a loan rather than a sale, CNHCA shall be deemed hereunder to have granted to CNHCR a security interest in all of CNHCA’s right, title and interest in and to the Assets.  Such security interest shall secure all of CNHCA’s obligations (monetary or otherwise) under this Agreement and the other Basic Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent.  CNHCR shall have, with respect to the property described in Section 2.1, and in addition to all the other rights and remedies available to CNHCR under this Agreement and applicable law, all the rights and remedies of a secured party under any applicable UCC, and this Agreement shall constitute a security agreement under applicable law.

Section 2.4.                                                                The Closing.  The sale and purchase of the Purchased Contracts shall take place at a closing at the offices of Greenberg Traurig, LLP, 77 West Wacker Drive, Chicago, Illinois  60601 on the Closing Date, simultaneously with the closings under:  (a) the Sale and Servicing Agreement, (b) the Trust Agreement, (c) the Administration Agreement and (d) the Indenture.

Section 2.5.                                                                Payment of the Purchase Price.  Purchased Contracts.  The Purchase Price is payable in cash in an amount of $282,002,065.12 on the Closing Date.

Section 2.6.                                                                Cross-Collateralization.  To the extent CNHCA retains any interest in any item of Financed Equipment securing the repayment of any Receivable, as a result of the related Obligor agreeing to cross-collateralize all obligations owed by such Obligor to CNHCA or otherwise, CNHCA acknowledges and agrees that its interest in the Financed Equipment shall be expressly subordinate and junior in priority to the repayment of all amounts outstanding under such Receivable prior to becoming available to pay any amount outstanding under any other obligation owed by such Obligor to CNHCA.  CNHCA hereby represents, warrants and covenants that NH Credit has not retained, and will not retain, any interest in any item of Financed Equipment securing the repayment of any Receivable, whether as a result of the related Obligor agreeing to cross-collateralize obligations or otherwise.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1.                                                                Representations and Warranties of CNHCR.  CNHCR hereby represents and warrants to CNHCA as of the date hereof and as of the Closing Date:

(a)                                  Organization and Good Standing.  CNHCR has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted, and had at all relevant times, and has, the power and authority to acquire, own and sell the Receivables.

(b)                                 Due Qualification.  CNHCR is duly qualified to do business as a foreign limited liability company in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business shall require such qualifications, except where the failure to be so qualified and have such licenses and approvals would not have a material adverse effect on (i) the Trust Estate, (ii) CNHCR’s performance of its obligations under the Basic Documents to which it is a party, (iii) the business or condition (financial or otherwise) of CNHCR or (iv) the validity or enforceability of any Receivable.

(c)                                  Power and Authority.  CNHCR has the power and authority to execute and deliver this Agreement and to carry out its terms; and the execution, delivery and performance of this Agreement have been duly authorized by CNHCR by all necessary limited liability company action.

(d)                                 Binding Obligation.  This Agreement constitutes a legal, valid and binding obligation of CNHCR enforceable against CNHCR in accordance with its terms.

(e)                                  No Violation.  The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the certificate of formation, limited liability company agreement or by-laws of CNHCR, or any indenture, agreement or other instrument to which CNHCR is a party or by which it is bound; or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument (other than the Sale and Servicing Agreement and the Indenture); or violate any law or, to the best of CNHCR’s knowledge, any order, rule or regulation applicable to CNHCR of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over CNHCR or its properties.

(f)                                    No Proceedings.  As of the date of the Underwriting Agreement, the Preliminary Prospectus Date, Prospectus Date and the Closing Date, there are no proceedings or investigations pending or, to CNHCR’s knowledge, threatened against CNHCR, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over CNHCR or its properties:  (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (iii) seeking any determination or ruling that might materially and adversely affect the performance by CNHCR of its obligations under, or the validity or enforceability of, this Agreement or otherwise be material to the Noteholders, except as otherwise may be described in the Preliminary Prospectus or the Prospectus.

Section 3.2.                                                                Representations and Warranties of CNHCA.

(a)                                  CNHCA hereby represents and warrants to CNHCR as of the date hereof and as of the Closing Date:

(i)                                     Organization and Good Standing.  CNHCA has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted, and had at all relevant times, and has, the power and authority to acquire, own and sell the Receivables.

(ii)                                  Due Qualification.  CNHCA is duly qualified to do business as a foreign limited liability company in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business shall require such qualifications, except where the failure to be so qualified and have such licenses and approvals would not have a material adverse effect on (a) the Trust Estate, (b) CNHCA’s performance of its obligations under the Basic Documents to which it is a party, (c) the business or condition (financial or otherwise) of CNHCA or (d) the validity or enforceability of any Receivable.

(iii)                               Power and Authority.  CNHCA has the power and authority to execute and deliver this Agreement and to carry out its terms; CNHCA has full power and authority to sell and assign the property to be sold and assigned to CNHCR hereby and has duly authorized such sale and assignment to CNHCR by all necessary limited liability company action; and the execution, delivery and performance of this Agreement have been duly authorized by CNHCA by all necessary limited liability company action.

(iv)                              Binding Obligation.  This Agreement constitutes a legal, valid and binding obligation of CNHCA enforceable against CNHCA in accordance with their terms.

(v)                                 No Violation.  The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the certificate of formation, by-laws or limited liability company agreement of CNHCA, or any indenture, agreement or other instrument to which CNHCA is a party or by which it is bound; or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument (other than this Agreement); or violate any law or, to the best of CNHCA’s knowledge, any order, rule or regulation applicable to CNHCA of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over CNHCA or its properties.

(vi)                              No Proceedings.  There are no proceedings or investigations pending or, to CNHCA’s best knowledge, threatened, before any court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over CNHCA or its properties:  (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (C) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the performance by CNHCA of its obligations under, or the validity or enforceability of, this Agreement.  As of the date of the Underwriting Agreement, Preliminary Prospectus Date, Prospectus Date and the Closing Date, there are no legal proceedings pending against CNHCA, or of which any property of CNHCA is subject, that are material to the Noteholders, and no such legal proceedings are known to CNHCA to be contemplated by any governmental authority.

(b)                                 CNHCA makes the following representations and warranties as to the Receivables on which CNHCR relies in accepting the Receivables and in transferring the Receivables to the Trust.  Such representations and warranties speak as of the Closing Date, but shall survive the sale, transfer and assignment of the Receivables to CNHCR and the subsequent assignment and transfer of such Receivables to the Trust pursuant to the Sale and Servicing Agreement and the Grant to the Indenture Trustee pursuant to the Indenture:

(i)                                     Characteristics of Receivables.  Each Receivable is a Retail Installment Contract and:  (A) (1) (i) was originated in the United States of America by a Dealer in connection with the retail sale of Financed Equipment in the ordinary course of such Dealer’s business, and (ii) was purchased by CNHCA from a Dealer and validly assigned by such Dealer to CNHCA in accordance with its terms, except that some of the Receivables were purchased by NH Credit from Dealers (after being originated as provided above), securitized in a previous

CNH Equipment Trust and purchased by CNHCA through the exercise of a clean-up call relating to that previous securitization or (2) was originated in the United States of America by CNHCA in connection with the financing or refinancing, as applicable, of Financed Equipment in the ordinary course of CNHCA’s business, and in the case of the foregoing clauses (1) and (2), was fully and properly executed by the parties thereto, (B) has created a valid, subsisting and enforceable first priority security interest in the Financed Equipment in favor of CNHCA except to the extent that such security interest has been assigned by CNHCA to CNHCR, by CNHCR to the Issuing Entity and by the Issuing Entity to the Indenture Trustee, (C) contains customary and enforceable provisions such that the rights and remedies of the holder thereof are adequate for realization against the collateral of the benefits of the security, and (D) provides for fixed payments on a periodic basis that fully amortize the Amount Financed by maturity and yield interest at the Annual Percentage Rate.

(ii)                                  Schedule of Receivables; No Adverse Selection of Receivables; Accuracy of Computer Tape.  The information set forth on Schedule A to the CNHCA Assignment delivered on the Closing Date is true and correct in all material respects as of the opening of business on the Cutoff Date.  No selection procedures believed by CNHCA to be adverse to the interests of the Trust, the Noteholders or the Certificateholders were or will be utilized in selecting the Receivables.  The computer tape regarding the Receivables made available to CNHCR and its assigns is true and correct in all respects.

(iii)                               Compliance with Law.  Each Receivable and the sale of the related Financed Equipment complied in all material respects at the time it was originated or made and at the execution of this Agreement with all requirements of applicable federal, state and local laws and regulations thereunder, including usury law, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations B and Z, the Wisconsin Consumer Act and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code, and other consumer credit laws and equal credit opportunity and disclosure laws, in each case, to the extent applicable.

(iv)                              Binding Obligation.  Each Receivable represents the genuine, legal, valid and binding payment obligation in writing of the Obligor, enforceable by the holder thereof in accordance with its terms.

(v)                                 No Government Obligor.  None of the Receivables is due from the United States of America or any state or from any agency, department or instrumentality of the United States of America or any state.

(vi)                              Security Interest in Financed Equipment.  Immediately prior to the sale, assignment and transfer thereof, each Receivable shall be secured by a validly perfected first priority security interest in the Financed Equipment in favor of CNHCA as secured party or all necessary and appropriate actions have been commenced that would result in the valid perfection of a first priority security interest in the Financed Equipment in favor of CNHCA as secured party.

(vii)                           Receivables in Force.  No Receivable has been satisfied, subordinated or rescinded, nor has any Financed Equipment been released from the Lien granted by the related Receivable in whole or in part (other than with respect to equipment released from a Lien in accordance with the Servicing Procedures and replaced with Substitute Equipment).

(viii)                        No Amendment or Waiver.  No provision of a Receivable has been waived, altered or modified in any respect, except pursuant to a document, instrument or writing included in the Receivable Files and no such amendment, waiver, alteration or modification causes such Receivable not to conform to the other warranties contained in this Section.

(ix)                                No Defenses.  No right of rescission, setoff, counterclaim or defense has been asserted or threatened or exists with respect to any Receivable.

(x)                                   No Liens.  To the best of CNHCA’s knowledge, no Liens or claims, including claims for work, labor or materials, relating to any of the Financed Equipment have been filed that are Liens prior to, or equal or coordinate with, the security interest in the Financed Equipment granted by any Receivable, except those pursuant to the Basic Documents.

(xi)                                No Default; Delinquency Limitations.  No Receivable is a non-performing Receivable or has a payment that is more than 90 days overdue as of the Cutoff Date, and, except for a payment default continuing for a period of not more than 90 days, no default, breach, violation or event permitting acceleration under the terms of any Receivable has occurred and is continuing; and no continuing condition (other than a payment default continuing for a period of not more than 90 days) that with notice or the lapse of time would constitute such a default, breach, violation or event permitting acceleration under the terms of any Receivable has arisen; and CNHCA has not waived any of the foregoing.  Receivables that are considered “delinquent” (as defined in Item 1101(d) of Regulation AB) constitute less than 20% of the aggregate Statistical Contract Value of all of the Trust’s Receivables as of the Cutoff Date.

(xii)                             Title.  It is the intention of CNHCA that the transfers and assignments contemplated herein and in the Liquidity Receivables Purchase Agreement constitute a sale of the Receivables from CNHCA to CNHCR and that the beneficial interest in and title to the Receivables not be part of the debtor’s estate in the event of the filing of a bankruptcy petition by or against CNHCA under any bankruptcy or similar law.  Immediately prior to the transfers and assignments contemplated herein and in the Liquidity Receivables Purchase Agreement, CNHCA had good title to each Receivable, free and clear of all Liens and, immediately upon the transfer thereof, CNHCR shall have good title to each Receivable, free and clear of all Liens; and the transfer and assignment of the Receivables to CNHCR has been, or within the timeframe required by Section 3.2(b)(xiv) of this Agreement will be, perfected under the UCC.

(xiii)                          Lawful Assignment.  No Receivable has been originated in, or is subject to the laws of, any jurisdiction under which the sale, transfer and assignment of such Receivable or any Receivable under this Agreement, the Liquidity Receivables Purchase Agreement, the Sale and Servicing Agreement or the Indenture is unlawful, void or voidable.

(xiv)                         All Filings Made.  All filings (including UCC filings) necessary in any jurisdiction to give CNHCR a first priority perfected ownership interest in the Receivables will be made on or prior to, or within 10 days after, the Closing Date.

(xv)                            One Original.  There is only one original executed copy of each Receivable.

(xvi)                         Maturity of Receivables.  Each Receivable has a remaining term to maturity of not more than 72 months; the weighted average remaining term of the Receivables is approximately 50.39 months as of the Cutoff Date; the weighted average original term of the Receivables, will not be greater than 60 months.

(xvii)                      Scheduled Payments.  No Receivable has a final scheduled payment date later than six months preceding the Final Scheduled Maturity Date; each Receivable provides for payments that fully amortize the Amount Financed over the original term of the Receivable, and is either non-interest bearing or is a Simple Interest Receivable.

(xviii)                   Insurance.  The Obligor on each Receivable is required to maintain physical damage insurance covering the Financed Equipment in accordance with CNHCA’s normal requirements.

(xix)                           Concentrations.  No Receivable has a Statistical Contract Value (when combined with the Statistical Contract Value of any other Receivable with the same or an Affiliated Obligor) that exceeds 1% of the aggregate Statistical Contract Value of all the Receivables.

(xx)                              Financing.  Receivables having an aggregate Statistical Contract Value of approximately 51.47% of the Aggregate Statistical Contract Value were secured by equipment that was new at the time the related Receivable was originated; the remainder of the Receivables represent financing of used equipment; Receivables having an aggregate Statistical Contract Value of approximately 95.39% of the Aggregate Statistical Contract Value of the Receivables, are attributable to financing of agricultural equipment; the remainder of the Receivables are attributable to financing of construction equipment.  Additionally, not more than 35% of the aggregate Contract Value of the Receivables will represent Contracts for the financing of construction equipment.

(xxi)                           No Bankruptcies.  No Obligor on any Receivable as of the related Cutoff Date was noted in the related Receivable File as being the subject of a bankruptcy proceeding.

(xxii)                        No Repossessions.  None of the Financed Equipment securing any Receivable is in repossession status.

(xxiii)                     Chattel Paper.  Each Receivable constitutes “chattel paper” as defined in the UCC of each State the law of which governs the perfection of the interest granted in it and/or the priority of such perfected interest.

(xxiv)                    U.S. Obligors.  None of the Receivables is denominated and payable in any currency other than United States Dollars or is due from any Person that does not have a mailing address in the United States of America.

(xxv)                       Payment Frequency.  As of the Cutoff Date and as shown on the books of CNHCA:  (A) Receivables having an aggregate Statistical Contract Value equal to 70.60% of the Aggregate Statistical Contract Value had annual scheduled payments, (B) Receivables having an aggregate Statistical Contract Value equal to 2.72% of the Aggregate Statistical Contract Value had semi-annual scheduled payments, (C) Receivables having an aggregate Statistical Contract Value equal to 0.58% of the Aggregate Statistical Contract Value had quarterly scheduled payments, (D) Receivables having an aggregate Statistical Contract Value equal to 19.02% of the Aggregate Statistical Contract Value had monthly scheduled payments, and (E) Receivables having an aggregate Statistical Contract Value equal to 7.07% of the Aggregate Statistical Contract Value had irregularly scheduled payments.

(xxvi)                    Perfection Representations.  CNHCA further makes all the representations, warranties and covenants set forth in Schedule P.

(xxvii)  No Consumer Receivables.   None of the Receivables is a consumer receivable.

ARTICLE IV

CONDITIONS

Section 4.1.                                                                Conditions to Obligation of CNHCR.

(a)                                  Purchased Contracts.  The obligation of CNHCR to purchase the Purchased Contracts is subject to the satisfaction of the following conditions:

(i)                                     Representations and Warranties True.  The representations and warranties of CNHCA hereunder shall be true and correct on the Closing Date and CNHCA shall have performed all obligations to be performed by it hereunder on or prior to the Closing Date to the extent such obligations are required to be performed by it hereunder on or prior to the Closing Date.

(ii)                                  Computer Files Marked.  CNHCA shall, at its own expense, on or prior to the Closing Date, indicate in its computer files that Receivables created in connection with the Purchased Contracts have been sold to CNHCR pursuant to this Agreement and deliver to CNHCR the Schedule of Receivables certified by the Chairman, the President, a Vice President, a Secretary, the Treasurer, an Assistant Secretary, or an Assistant Treasurer of CNHCA to be true, correct and complete.

(iii)                               Documents to Be Delivered by CNHCA on the Closing Date.

(A)                              The CNHCA Assignment.  On the Closing Date (but only if the Contract Value of the Purchased Contracts is greater than zero), CNHCA will execute and deliver the CNHCA Assignment, which shall be substantially in the form of Exhibit A.

(B)                                Evidence of UCC Filing.  On or prior to, or within 10 days following, the Closing Date (but only if the Contract Value of the Purchased Contracts is greater than zero), CNHCA shall authorize and file, at its own expense, a UCC financing statement in each jurisdiction in which such action is required by applicable law to fully perfect CNHCR’s right, title and interest in the Purchased Contracts and the other property sold hereunder, executed (if execution is required) by CNHCA, as seller or debtor, and naming CNHCR, as purchaser or secured party, describing the Purchased Contracts and the other property sold hereunder, meeting the requirements of the laws of each such jurisdiction and in such manner as is necessary to perfect the sale, transfer, assignment and conveyance of such Purchased Contracts and such other property to CNHCR.  It is understood and agreed, however, that no filings will be made to perfect any security interest of CNHCR in CNHCA’s interests in Financed Equipment.  CNHCA shall deliver (or cause to be delivered) a file-stamped copy, or other evidence satisfactory to CNHCR of such filing, to CNHCR promptly upon CNHCA’s receipt thereof.

(C)                                Other Documents.  CNHCA will deliver such other documents as CNHCR may reasonably request.

(iv)                              Other Transactions.  The transactions contemplated by the Sale and Servicing Agreement to be consummated on the Closing Date shall be consummated on such date.

(b)                                 [Reserved]

Section 4.2.                                                                Conditions to Obligation of CNHCA.  The obligation of CNHCA to sell the Purchased Contracts to CNHCR is subject to the satisfaction of the following conditions:

(a)                                  Representations and Warranties True.  The representations and warranties of CNHCR hereunder shall be true and correct on the Closing Date with the same effect as if then made, and CNHCR shall have performed all obligations to be performed by it hereunder on or prior to the Closing Date to the extent such obligations are required to be performed by it hereunder on or prior to the Closing Date.

(b)                                 Receivables Purchase Price.  On the Closing Date, CNHCR shall have delivered to CNHCA the portion of the Purchase Price, payable on the Closing Date pursuant to Section 2.5.

ARTICLE V

COVENANTS OF CNHCA

CNHCA agrees with CNHCR as follows; provided, however, that to the extent that any provision of this Article conflicts with any provision of the Sale and Servicing Agreement, the Sale and Servicing Agreement shall govern:

Section 5.1.                                                                Protection of Right, Title and Interest.

(a)                                  Filings.  CNHCA shall cause all financing statements and continuation statements and any other necessary documents covering the right, title and interest of CNHCR in and to the Receivables and the other property included in the Trust Estate to be promptly filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of CNHCR hereunder to the Receivables (other than Required Receivables), and other property sold hereunder.  CNHCA shall deliver (or cause to be delivered) to CNHCR file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above as soon as available following such recordation, registration or filing.  CNHCR shall cooperate fully with CNHCA in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this paragraph.

(b)                                 Name Change.  Within 15 days after CNHCA makes any change in its name, identity or organizational structure that would or could reasonably be expected to make any financing statement or continuation statement filed in accordance with paragraph (a) seriously misleading within the applicable provisions of the UCC or any title statute, as applicable, CNHCA shall give CNHCR notice of any such change, and no later than 10 days after the effective date thereof, shall file such financing statements or amendments as may be necessary to continue the perfection of CNHCR’s interest in the property included in the Trust Estate.

(c)                                  Location Change.  Within 15 days after CNHCA makes any change to its “location” as defined in Section 9-307 of the UCC, CNHCA shall give CNHCR notice of any such change, and no later than 10 days after the effective date thereof, shall file such financing statements or amendments as may be necessary to continue the perfection of CNHCR’s interest in the property included in the Trust Estate.

Section 5.2.                                                                Other Liens or Interests.  Except for the conveyances hereunder and pursuant to the Liquidity Receivables Purchase Agreement, the Sale and Servicing Agreement, the Indenture and the other Basic Documents, CNHCA:  (a) will not sell, pledge, assign or transfer to any Person, or grant, create, incur, assume or suffer to exist any Lien on, any interest in, to and under the Receivables, and (b) shall defend the right, title and interest of CNHCR in, to and under the Receivables against all claims of third parties claiming through or under CNHCA; provided, however, that CNHCA’s obligations under this Section shall terminate upon the termination of the Trust pursuant to the Trust Agreement; provided further, the preceding shall not apply to Reacquired Receivables.

Section 5.3.                                                                Jurisdiction of Organization.  During the term of the Receivables, CNHCA will maintain its “location” (as defined in Section 9-307 of the UCC) in one of the States.

Section 5.4.                                                                Costs and Expenses.  CNHCA agrees to pay all reasonable costs and disbursements in connection with the perfection, as against all third parties, of CNHCR’s right, title and interest in, to and under the Receivables.

Section 5.5.                                                                Indemnification.  CNHCA shall indemnify, defend and hold harmless CNHCR for any liability as a result of the failure of a Receivable to be originated in compliance with all requirements of law and for any breach of any of its representations and warranties contained herein.  These indemnity obligations shall be in addition to any obligation that

CNHCA may otherwise have.  CNHCA shall indemnify, defend and hold harmless CNHCR, the Issuing Entity, the Trustee and the Indenture Trustee (and their respective officers, directors, employees and agents) from and against any taxes that may at any time be asserted against such Person with respect to the sale of the Purchased Contracts to CNHCR hereunder, the sale of the Owned Contracts to CNHCR under the Liquidity Receivables Purchase Agreement or the sale of the Receivables to the Issuing Entity by CNHCR or the issuance and original sale of the Certificates and the Notes, including any sales, gross receipts, general corporation, tangible personal property, privilege or license taxes (but, in the case of CNHCR and the Issuing Entity, not including any taxes asserted with respect to ownership of the Receivables or federal or other income taxes arising out of the transactions contemplated by this Agreement) and costs and expenses in defending against the same.

Section 5.6.                                                                [Reserved].

Section 5.7.                                                                Cross-Collateralization.  To the extent that CNHCA transfers, sells, assigns or otherwise pledges any contract to a third party and conveys any interest in any item of Financed Equipment securing the repayment of any Receivable, as a result of the related Obligor agreeing to cross-collateralize all obligations owed by such Obligor to CNHCA and its assigns or otherwise, CNHCA acknowledges and agrees that it shall obtain from such third party an agreement that such third party’s interest in the Financed Equipment shall be expressly subordinate and junior in priority to the repayment of all amounts outstanding under such Receivable prior to becoming available to pay any amount outstanding under any other obligation owed by such Obligor to such third party.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.1.                                                                Obligations of CNHCA.  The obligations of CNHCA under this Agreement shall not be affected by reason of any invalidity, illegality or irregularity of any Receivable.

Section 6.2.                                                                Repurchase Events.  CNHCA hereby covenants and agrees with CNHCR for the benefit of CNHCR, the Indenture Trustee, the Noteholders, the Trust, the Trustee and the Certificateholders that the occurrence of a breach of any of CNHCA’s representations and warranties contained in Section 3.2(b) shall constitute events obligating CNHCA to repurchase any Receivable materially and adversely affected by any such breach (“Repurchase Events”) at the Purchase Amount from CNHCR or from the Trust.  Except as set forth in Section 5.5, the repurchase obligation of CNHCA shall constitute the sole remedy of CNHCR, the Indenture Trustee, the Noteholders, the Trust, the Trustee or the Certificateholders against CNHCA with respect to any Repurchase Event or any other breach pursuant to Section 3.2(b) hereof.  Section 4.6 and Section 9.1(a) of the Sale and Servicing Agreement are hereby incorporated by reference as if they were set forth herein, and CNHCA agrees to purchase or repurchase any Receivable which these sections require it, or permit the Servicer to cause it, to purchase or repurchase.

Section 6.3.                                                                CNHCR Assignment of Repurchased Receivables.  With respect to all Receivables repurchased by CNHCA pursuant to this Agreement, CNHCR shall sell, transfer, assign, set over and otherwise convey to CNHCA, without recourse, representation or warranty, all of CNHCR’s right, title and interest in, to and under such Receivables, and all Assets related thereto, including all security and documents relating thereto.

Section 6.4.                                                                Trust.  CNHCA acknowledges and agrees that: (a) CNHCR will, pursuant to the Sale and Servicing Agreement, sell the Receivables to the Trust and assign its rights under this Agreement to the Trust, (b) the Trust will, pursuant to the Indenture, assign such Receivables and such rights to the Indenture Trustee and (c) the representations, warranties and covenants contained in this Agreement and the rights of CNHCR under this Agreement, including under Section 6.2, are intended to benefit the Trust, the Certificateholders and the Noteholders.  CNHCA hereby consents to all such sales and assignments and agrees that enforcement of a right or remedy hereunder by the Indenture Trustee shall have the same force and effect as if the right or remedy had been enforced or executed by CNHCR.

Section 6.5.                                                                Amendment.  (a)  Any term or provision of this Agreement may be amended by CNHCA and CNHCR without the consent of the Indenture Trustee, any Noteholder, the Issuing Entity, the Trustee or any other Person subject to the satisfaction of one of the following conditions:

(i)                                     CNHCA and CNHCR delivers an Opinion of Counsel to the Indenture Trustee to the effect that such amendment will not materially and adversely affect the interests of the Noteholders or the Certificateholders; or

(ii)                                  CNHCA and CNHCR deliver an Officer’s Certificate of CNHCA and CNHCR, respectively, to the Indenture Trustee to the effect that such amendment will not materially and adversely affect the interests of the Noteholders or the Certificateholders.

An amendment shall be deemed not to adversely affect in any material respect the interests of any Noteholders of a Class of Notes if the Rating Agency Condition has been satisfied with respect to such amendment for such Class of Notes.

Prior to the execution of any such amendment or consent, CNHCA shall furnish written notification of the substance of such amendment or consent to each of the Rating Agencies.

Notwithstanding anything herein to the contrary (other than as provided in the third following paragraph), any term or provision of this Agreement may be amended by CNHCA and CNHCR without the consent of the Certificateholders, the Noteholders or any other Person to add, modify or eliminate any provisions as may be necessary or advisable in order to comply with or obtain more favorable treatment under or with respect to any law or regulation or any accounting rule or principle (whether now or in the future in effect); it being a condition to any such amendment that the Rating Agency Condition shall have been satisfied.

This Agreement may also be amended from time to time by CNHCA and CNHCR, with prior written notice to the Rating Agencies, with the written consent of (x) Noteholders holding Notes evidencing at least a majority of the Note Balance and (y) the Certificateholders evidencing not less than 50% of the beneficial interest in the Trust, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Noteholders or the Certificateholders; provided, however, that no such amendment may:  (i) reduce the interest rate or principal of any Note or Certificate, or delay the Class Final Scheduled Maturity Date of any Note or (ii) reduce the aforesaid percentage of the Notes and Certificates that are required to consent to any such amendment, without the consent of the holders of all the outstanding Notes and Certificates affected thereby.

It shall not be necessary for the consent of Certificateholders or Noteholders pursuant to this Section to approve the particular form of any proposed amendment or consent, but it shall be sufficient if such consent shall approve the substance thereof.

Section 6.6.                                                                Accountants’ Letters.  (a) A firm of Independent certified public accountants will review the characteristics of the Receivables described in the Schedule of Receivables and will compare those characteristics to the information with respect to the Receivables contained in the Prospectus, (b) CNHCA will cooperate with CNHCR and such accounting firm in making available all information and taking all steps reasonably necessary to permit such accounting firm to complete the review set forth in clause (a) and to deliver the letters required of them under the Underwriting Agreement, and (c) such or another accounting firm will deliver to CNHCR a letter, dated the date of the Prospectus, in the form previously agreed to by CNHCA and CNHCR, with respect to the financial and statistical information contained in the Prospectus and with respect to such other information as may be agreed in the form of the letter.

Section 6.7.                                                                Waivers.  No failure or delay on the part of CNHCR in exercising any power, right or remedy under this Agreement or the CNHCA Assignment shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

Section 6.8.                                                                Notices.  All demands, notices and communications under this Agreement shall be in writing, personally delivered or mailed by certified mail, return receipt requested, or by facsimile, and shall be deemed to have been duly given upon receipt:  (a) in the case of CNHCA, to CNH Capital America LLC, 6900 Veterans Boulevard, Burr Ridge, Illinois 60527, Attention: Assistant Treasurer, (telephone: (630) 887-2095) (facsimile: (630) 887-5448); (b) in the case of CNHCR, 6900 Veterans Boulevard, Burr Ridge, Illinois 60527, Attention: Assistant Treasurer, (telephone: (630) 887-2095) (facsimile: (630) 887-5448); (c) in the case of the Rating Agencies, at their respective addresses set forth in Section 10.3 of the Sale and Servicing Agreement, or, as to each of the foregoing, at such other address or facsimile number as shall be designated by written notice to the other parties.

Section 6.9.                                                                Costs and Expenses.  CNHCA will pay all expenses incident to the performance of its obligations under this Agreement and CNHCA agrees to pay all reasonable out-of-pocket costs and expenses of CNHCR, excluding fees and expenses of counsel, in connection with the perfection as against third parties of CNHCR’s right, title and interest in, to and under the Receivables and the enforcement of any obligation of CNHCA hereunder.

Section 6.10.                                                          Representations of CNHCA and CNHCR.  The respective agreements, representations, warranties and other statements by CNHCA and CNHCR set forth in or made pursuant to this Agreement shall remain in full force and effect and will survive the closing under Section 2.4.

Section 6.11.                                                          Confidential Information.  CNHCR agrees that it will neither use nor disclose to any Person the names and addresses of the Obligors, except in connection with the enforcement of CNHCR’s rights hereunder, under the Receivables, under the Sale and Servicing Agreement or the Indenture or any other Basic Document or as required by any of the foregoing or by law.

Section 6.12.                                                          Headings and Cross-References.  The various headings in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.  References in this Agreement to Section names or numbers are to such Sections of this Agreement unless otherwise expressly indicated.

Section 6.13.                                                          Governing Law.  This Agreement and the CNHCA Assignment shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder or thereunder shall be determined in accordance with such laws.

Section 6.14.                                                          Counterparts.  This Agreement may be executed in two or more counterparts and by different parties on separate counterparts, each of which shall be an original, but all of which together shall constitute but one and the same instrument.

Section 6.15.                                                          Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 6.16.                                                          Information Requests.  The parties hereto shall provide any information reasonably requested by the other party or any of their Affiliates, at the expense of such party, in order to comply with or obtain more favorable treatment under any current or future law, rule, regulation, accounting rule or principle.

(signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers duly authorized as of the date and year first above written.

CNH CAPITAL RECEIVABLES LLC

By:	/s/ Thomas N. Beckmann
Name: Thomas N. Beckmann
Title: Assistant Treasurer

CNH CAPITAL AMERICA LLC

By:	/s/ Thomas N. Beckmann
Name: Thomas N. Beckmann
Title: Assistant Treasurer

Purchase Agreement

EXHIBIT A

to Purchase Agreement

FORM OF
CNHCA ASSIGNMENT

For value received, in accordance with and subject to the Purchase Agreement dated as of October 1, 2009 (the “Purchase Agreement”), between the undersigned and CNH Capital Receivables LLC (“CNHCR”), the undersigned does hereby sell, assign, transfer, set over and otherwise convey unto CNHCR, without recourse, all of its right, title, interest in, to and under:  (a) the Purchased Contracts and the Owned Contracts (collectively, the “Receivables”), which are listed on Schedule A hereto, including all documents constituting chattel paper included therewith, and all obligations of the Obligors thereunder, including all monies paid thereunder on or after the Cutoff Date, (b) the security interests in the Financed Equipment granted by Obligors pursuant to the Receivables and any other interest of the undersigned in such Financed Equipment, (c) any proceeds with respect to the Receivables from claims on insurance policies covering Financed Equipment or Obligors (to the extent not used to purchase Substitute Equipment), (d) any proceeds from recourse to Dealers with respect to the Receivables, (e) any Financed Equipment that shall have secured the Receivables and that shall have been acquired by or on behalf of CNHCR, and (f) the proceeds of any and all of the foregoing.  The foregoing sale does not constitute and is not intended to result in any assumption by CNHCR of any obligation of the undersigned to the Obligors, insurers or any other person in connection with the Receivables, Receivables Files, any insurance policies or any agreement or instrument relating to any of them.

This CNHCA Assignment is made pursuant to and upon the representations, warranties and agreements on the part of the undersigned contained in the Purchase Agreement and is to be governed in all respects by the Purchase Agreement.

Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Purchase Agreement.

IN WITNESS WHEREOF, the undersigned has caused this CNHCA Assignment to be duly executed as of [           ], 2009.

CNH CAPITAL AMERICA LLC

By:
Name:
Title:

SCHEDULE A

to CNHCA Assignment

SCHEDULE OF PURCHASED CONTRACTS AND OWNED CONTRACTS ATTACHED HERETO.

Schedule P

1.                                       General.  The Purchase Agreement creates a valid and continuing security interest (as defined in the UCC) in the Receivables in favor of CNHCR, which, (a) is enforceable upon execution of the Purchase Agreement against creditors of and purchasers from CNHCA, as such enforceability may be limited by applicable debtor relief laws, now or hereafter in effect, and by general principles of equity (whether considered in a suit at law or in equity), and (b) upon filing of the financing statements described in clause 4 below will be prior to all other Liens (other than Liens permitted pursuant to clause 5 below).

2.                                       General.  The Receivables constitute “tangible chattel paper” within the meaning of UCC Section 9-102.  CNHCA has taken all steps necessary to perfect its security interest against the Obligor in the Financed Equipment securing the Receivables.

3.                                       Creation.  Immediately prior to the conveyance of the Receivables pursuant to the Purchase Agreement, CNHCA owns and has good and marketable title to, or has a valid security interest in, the Receivables free and clear of any Lien, claim or encumbrance of any Person.

4.                                       Perfection.  CNHCA has caused or will have caused, within ten days of the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest granted to CNHCR under the Purchase Agreement in the Receivables.  With respect to the Receivables that constitute tangible chattel paper, the Servicer, as custodian, solely as agent of the Issuing Entity and the Indenture Trustee, received possession of such original copies of such tangible chattel paper that constitute or evidence the Receivables, and CNHCA has caused, or will have caused within ten days of the effective date of the Purchase Agreement, the filing of financing statements against CNHCA in favor of CNHCR in connection herewith describing such Receivables and containing a statement that: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the Secured Party/Buyer.”

5.                                       Priority.  Other than the security interests granted to CNHCR pursuant to the Purchase Agreement and the Liquidity Receivables Purchase Agreement, and any other security interest which has been released or terminated, CNHCA has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables.  CNHCA has not authorized the filing of and is not aware of any financing statements against CNHCA that include a description of collateral covering the Receivables other than any financing statement (i) relating to the security interests granted to CNHCR under the Purchase Agreement and the Liquidity Receivables Purchase Agreement (ii) that has been terminated or released the Receivables from such security interest, or (iii) that has been granted pursuant to the terms of the Basic Documents.  None of the tangible chattel paper that constitutes or evidences the Receivables has any marks or notations indicating that they have pledged, assigned or otherwise conveyed to any Person other than Indenture Trustee.

P-1